Exhibit 99-1

For Immediate Release

 Goldfield Reports 2003 Earnings Results

MELBOURNE, Florida, March 23, 2004 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States, reported improved results from continuing operations for the year ended December 31, 2003.

The company's revenue from continuing operations increased 47.6 percent to $32,988,415 in 2003, from $22,343,260 during 2002. This substantial growth was driven by a 61.0 percent increase in electrical construction revenue and a 10.4 percent increase in real estate development revenue.

Income from continuing operations in 2003 was $500,281 (2 cents per share), compared with $353,633 (1 cent per share) during 2002.  The increase in income largely resulted from an increase in electrical construction revenue (partially offset by excess costs incurred from adverse weather encountered on several large projects) and a decrease in selling, general and administrative expenses.

Highlights for the year include:

  Achieved record electrical construction services revenue of approximately $26.5 million.
  Expanded the company's presence in the mid-Atlantic region with new electrical construction division located in Spartanburg, South Carolina, which made a positive bottom line contribution in its first year.
  Completed and sold the company's second luxury waterfront condominium development, Riomar, near Cocoa Beach, Florida.
  Commenced construction on the company's third luxury waterfront condominium development, Cape Club, in Cape Canaveral, Florida, with all units under contract for sale and completion expected in the second quarter of 2004.
  Obtained reservations for sale on approximately 80 percent of the units in Oak Park, the company's townhouse-style project.
  Bolstered the company's stock repurchase program, extending it through September 16, 2004 and increasing the number of shares purchasable to 2.5 million, of which the company has already purchased approximately 1.3 million shares.

For the year ended December 31, 2003, Goldfield reported net income (including discontinued operations) of $365,909 (1 cent per share), compared to $681,754 (2 cents per share), for the same period of last year. Discontinued operations (which relate to the company's former mining operations) reported a net loss of $134,372, compared to net income of $328,121 for last year. Discontinued operations included significant gains on the sale of real estate last year, while this year it included a pre-tax charge of $210,976 relating to a previously announced Environmental Protection Agency notice of potential liability involving a mining property in the state of Washington, which the company sold almost 40 years ago.

For the quarter ended December 31, 2003, Goldfield reported revenue from continuing operations of $7,938,488, versus $4,404,804 during the same period in 2002.  Goldfield reported income from continuing operations of $244,758 (1 cent per share) for the quarter ended December 31, 2003, compared to a loss from continuing operations of $178,923 (1 cent loss per share) for the same period last year.  The fourth quarter of 2003, when compared to the same period in 2002, had approximately 70 percent higher revenue from electrical construction and approximately 120 percent higher revenue from real estate development.  These improvements largely resulted from the higher levels of electrical construction services and real estate development activities in the 2003 period.

Commenting on the company's results for the year, John H. Sottile, president of Goldfield, said, "The significantly improved results in both the electrical construction and real estate development in 2003 establishes a firm foundation for growth."

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

#          #         #

Further Information

Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Revenue
Electrical construction	$ 6,085,224	$ 3,564,782	$ 26,475,202	$ 16,442,396
Real estate development	1,853,264	840,022	6,513,213	5,900,864
Total revenue	7,938,488	4,404,804	32,988,415	22,343,260

Costs and expenses
Electrical construction	5,057,173	2,972,963	23,054,051	13,306,542
Real estate development	1,316,078	651,385	4,925,379	4,300,019
Depreciation and amortization	474,130	372,104	1,645,657	1,404,405
Selling, general and administrative	604,042	603,157	2,528,710	2,689,413
Total costs and expenses	7,451,423	4,599,609	32,153,797	21,700,379

Other income, net
Interest income	24,082	27,700	111,473	97,077
Interest expense, net	(6,353)	(7,742)	(26,616)	(27,922)
(Loss) gain on sale of property and equipment	(38,616)	-	(51,132)	(65)
Other	4,553	3,077	11,122	5,528
Total other income, net	(16,334)	23,035	44,847	74,618

Income from continuing operations
before income taxes	470,731	(171,770)	879,465	717,499

Income taxes	225,973	7,153	379,184	363,866

Income from continuing operations
available to common stockholders	244,758	(178,923)	500,281	353,633

(Loss) income from discontinued operations (including
gain on the sale of real estate of $301,132 for the
year ended December 31, 2002)
(net of income taxes (benefit) of $12,988 and
$79,177 for the three months ended December 31,
2003 and 2002, respectively and ($76,604) and
$335,464 for the years ended December 31, 2003
and 2002, respectively)	(12,988)	3,060	(134,372)	377,564

Loss on disposal of discontinued operations
(net of tax of $71,701)	-	49,443	-	49,443

Net income available to common stockholders	$ 231,770	$ (225,306)	$ 365,909	$ 681,754

Earnings per share of common stock -
basic and diluted
Continuing operations	$ 0.01	$ (0.01)	$ 0.02	$ 0.01
Discontinued operations	$ 0.00	$ 0.00	$ (0.01)	$ 0.01
Net income	$ 0.01	$ (0.01)	$ 0.01	$ 0.02

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	26,206,261	27,247,230	26,483,912	27,416,395
Diluted	26,371,669	27,365,064	26,637,504	27,543,835

March 23, 2004